Exhibit 99.1

FOR IMMEDIATE RELEASE

May 4, 2020

NextGen Healthcare, Inc. Provides Business Update and

Preliminary Unaudited Fiscal 2020 Fourth Quarter and Year-End Results

IRVINE, Calif. – (BUSINESS WIRE) – NextGen Healthcare, Inc. (Nasdaq: NXGN), a leading provider of ambulatory-focused technology solutions, announced today a business update and preliminary unaudited fiscal 2020 fourth quarter and year end March 31, 2020 operating results.

Business Update

“We achieved solid results in the fourth quarter and for the full year as the Coronavirus pandemic had minimal impact until March,” said Rusty Frantz, president and chief executive officer of NextGen Healthcare. “As COVID-19 transitioned from headline to reality, we focused on employee safety, business continuity and financial strength to ensure we can guide and help our provider customers during this tumultuous period and we remain focused on our end-to-end solutions strategy. While circumstances caused a delay in some year-end deals, it simultaneously drove rapidly increasing demand for our telehealth solution.”

Mr. Frantz continued, “Beginning in mid-March, many clients encountered reduced patient volume that will impact our fiscal 2021 revenue in our volume-related services. Accordingly, we’ve taken a number of steps in an effort to mitigate the variable effects of this difficult-to-predict volume disruption. One impact of the COVID-19 crisis is the accelerated transformation of ambulatory care. Solution platforms must support the patient experience for both physical and virtual visits and practices must have integrated financial, EMR and population health capabilities to support both risk and fee-for service. I believe NextGen Healthcare is very well positioned to empower providers with the solutions required to thrive in the new reality of care delivery.”

Preliminary Unaudited Fiscal Fourth Quarter 2020 and Year End 2020 Results

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For the fiscal 2020 fourth quarter, on a GAAP basis, preliminary unaudited revenue is expected to be between $134 and $138 million, an increase of approximately 1% compared to a year ago.  Recurring revenue is expected to be between $123 and $125 million, an increase of approximately 3% compared to a year ago.

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On a GAAP basis, preliminary unaudited fully diluted net loss per share for the fiscal 2020 fourth quarter is expected to be between ($0.06) and ($0.08), compared to $0.06 net income per share in the fiscal fourth quarter a year ago. On a non-GAAP basis, preliminary fully diluted earnings per share for the fiscal 2020 fourth quarter is expected to be between $0.19 and $0.21 compared to $0.23 in the fiscal fourth quarter a year ago.

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For the fiscal year ended March 31, 2020, on a GAAP basis, preliminary unaudited revenue is expected to be between $538 and $542 million, an increase of approximately 2% compared to a year ago. Recurring revenue is expected to be between $488 and $490 million, an increase of approximately 3% compared to a year ago.

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On a GAAP basis, preliminary unaudited fully diluted net income per share is expected to be between $0.10 and $0.12 for fiscal year 2020, compared to $0.38 for fiscal year 2019. On a non-GAAP basis, preliminary fully diluted earnings per share for fiscal year 2020 is expected to be between $0.82 and $0.84 compared to $0.86 in fiscal year 2019.

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Preliminary unaudited cash and cash equivalents is expected to be approximately $138 million at the end of fiscal 2020, as the company drew an $100 million against the credit facility in the fourth quarter.

Conference Call Information

NextGen Healthcare will host a conference call to discuss a business update, as well as its preliminary unaudited fiscal fourth quarter and full year 2020 operating results today, Monday, May 4, 2020 at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 866-750-8947 or 720-405-1352 for international callers, and referencing participant code 3178346 approximately 15 minutes prior to the call. A recording of the live webcast will be available on investor.nextgen.com after the call. It will be archived for 90 days until August 4, 2020.

About NextGen Healthcare, Inc

We are empowering the accelerating transformation of ambulatory care—partnering with medical, behavioral and oral health providers in their journey to value-based care to make healthcare better for everyone. We go beyond EHR and PM. Our integrated solutions help increase clinical productivity, enrich the patient experience, and ensure healthy financial outcomes. We believe in better. Learn more at nextgen.com, and follow us on Facebook, Twitter, LinkedIn, YouTube  and Instagram.

Press Contact:
Tami Stegmaier
O: (949) 237-6083
tstegmaier@nextgen.com

Or

Investor Contact:

Westwicke Partners

Bob East or Asher Dewhurst

Westwicke Partners

443-213-0500

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

This news release may contain forward-looking statements within the meaning of the federal securities laws, including but not limited to, statements regarding future events including but not limited to the COVID-19 pandemic, developments in the healthcare sector and regulatory framework, the Company's future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue, net income, and earnings per share). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements and additional risks and uncertainties are set forth in Part I, Item A of our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, including but not limited to: volatility and uncertainty in the global economy and financial markets in light of the evolving COVID-19 pandemic; the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; uncertainties related to the future impact of U.S. tax reform; the impact of governmental and regulatory agency investigations; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company's ability or inability to attract and retain qualified personnel; possible regulation of the Company's software by the U.S. Food and Drug Administration; changes of accounting estimates and assumptions used to prepare the prior periods' financial statements; disruptions caused by acquisitions of companies, products, or technologies; the extent to which the COVID-19 pandemic and measures taken in response thereto could adversely affect our financial condition and results of operations; and general economic conditions. A significant portion of the Company's quarterly sales of software product licenses and computer hardware is concluded in the last month of a fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company's revenues and operating results are very difficult to forecast. A major portion of the Company's costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company's period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF NON-GAAP FINANCIAL MEASURES

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures, which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying financial tables. Other companies may calculate non-GAAP measures differently than NextGen Healthcare, Inc., which limits comparability between companies. The Company believes that its presentation of non-GAAP diluted earnings per share provides useful supplemental information to investors and management regarding the Company's financial condition and results. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. The Company calculates free cash flow by as total net cash provided by operating activities, net of cash used for the additions of capitalized software costs and equipment and improvements. The Company calculates non-GAAP diluted earnings per share by excluding net acquisition costs, amortization of acquired intangible assets, amortization of deferred debt issuance costs, impairment of assets, restructuring costs, net securities litigation defense costs and settlement, share-based compensation, impairment of assets, and other non-run-rate expenses from GAAP income before provision for income taxes.

The Company utilizes a normalized non-GAAP tax rate to provide better consistency across the interim reporting periods within a given fiscal year by eliminating the effects of non-recurring and period-specific items, which can vary in size and frequency, and which are not necessarily reflective of the Company’s longer-term operations. The normalized non-GAAP tax rate applied to each quarter of fiscal year 2020 was 22.0%. The determination of this rate is based on the consideration of both historic and projected financial results. The Company may adjust its non-GAAP tax rate as additional information becomes available and in conjunction with any other significant events occur that may materially affect this rate, such as merger and acquisition activity, changes in business outlook, or other changes in expectations regarding tax regulations.

The Company’s future period guidance in this release includes adjustments for items not indicative of the Company’s core operations. Such adjustments are generally expected to be of a nature similar to those adjustments applied to the Company’s historic GAAP financial results in the determination of the Company’s non-GAAP diluted earnings per share. Such adjustments, however, may be affected by changes in ongoing assumptions and judgments as to the items that are excluded in the calculation of non-GAAP adjusted net income and adjusted diluted earnings per share, as described in this release. The exact amount and probable significance of these adjustments, including net acquisition costs, impairment of assets, restructuring costs, net securities litigation defense costs, and other non-run-rate expenses, are not currently determinable without unreasonable efforts, but may be significant. These items cannot be reliably quantified or forecasted due to the combination of their historic and expected variability. It is therefore not practicable to reconcile this non-GAAP guidance to the most comparable GAAP measures.

NEXTGEN HEALTHCARE, INC.

NON-GAAP FINANCIAL MEASURES

(Unaudited)

RECONCILIATION OF PRELIMINARY NON-GAAP DILUTED EARNINGS PER SHARE

	Three Months Ended March 31, 2020 (Preliminary)	Fiscal Year Ended March 31, 2020 (Preliminary)
Diluted net income (loss) per share - GAAP	($0.06) to ($0.08)	$0.10 to $0.12
Non-GAAP adjustments:
Acquisition costs, net	0.00	0.03
Amortization of acquired intangible assets	0.10	0.34
Amortization of deferred debt issuance costs	0.00	0.01
Impairment of assets	0.12	0.19
Restructuring costs	0.00	0.04
Securities litigation defense costs and settlement, net of insurance	0.02	0.04
Share-based compensation	0.09	0.30
Other non-run-rate expenses*	0.02	0.05
Effect of difference between GAAP and Non-GAAP effective tax rates	(0.09)	(0.28)
Total adjustments to GAAP diluted net loss per share **	0.27	0.72
Diluted net income per share - Non-GAAP	$0.19 to $0.21	$0.82 to $0.84

* Other non-run-rate expenses for the three months ended March 31, 2020 consist primarily of $0.01 per share of excess lease-related expense for vacated facilities and other costs, including retention bonuses, related to the restructuring plan, $0.01 per share of professional services costs not related to core operations, and less than $0.01 per share of incremental costs and penalties primarily due to the cancellation of certain events directly associated with the COVID-19 pandemic.

Other non-run-rate expenses for the year ended March 31, 2020 consist primarily of $0.04 per share of excess lease-related expense for vacated facilities and other costs, including retention bonuses, related to the restructuring plan, $0.01 per share of professional services costs not related to core operations, and less than $0.01 per share of incremental costs and penalties primarily due to the cancellation of certain events directly associated with the COVID-19 pandemic.

** Total adjustments to GAAP diluted net loss per share may not foot due to rounding of per share amounts.